Exhibit 99.1

PRESS RELEASE	Franklin Street Properties Corp.

401 Edgewater Place    •    Suite 200    •    Wakefield, Massachusetts  01880    •    (781) 557-1300    •     www.franklinstreetproperties.com

Contact:  Georgia Touma, Investor Relations - 877-686-9496

For Immediate Release

Franklin Street Properties Corp.

Announces Leadership Changes

WAKEFIELD, MA – May 17, 2016 – Franklin Street Properties Corp. (the “Company”, “FSP”, “our” or “we”) (NYSE MKT: FSP), a real estate investment trust (REIT), announced today a series of leadership changes.  As previously announced, Janet P. Notopoulos retired from the Company and resigned her position as Executive Vice President, effective May 12, 2016.  As part of her retirement, Ms. Notopoulos also resigned all of her other positions in our various subsidiaries and affiliates, including as President of FSP Property Management LLC (“FSPPM”), effective May 12, 2016.

“Janet was a strong and valued leader inside FSP for nearly 20 years, and made outstanding contributions to our business.  We thank Janet for her service and wish her the best in the future,” said FSP Chairman and Chief Executive Officer, George J. Carter.

“We are also pleased to elevate our next generation of talent into more prominent leadership roles,” said George J. Carter.

Specifically, the Company announced the following leadership changes:

•

Jeffrey B. Carter has been elected President.  He assumed the title of President from George J. Carter, who will remain as Chairman and Chief Executive Officer.  In this new role, Mr. Jeffrey B. Carter will oversee the day-to-day execution of the Company’s strategic objectives and business plan.  Mr. Jeffrey B. Carter will continue to serve as Chief Investment Officer.  Mr. Jeffrey B. Carter joined FSP in 1998.  Prior to joining FSP, Mr. Jeffrey B. Carter was employed by Northern Trust.

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John F. Donahue has been elected Executive Vice President.  In addition, Mr. Donahue has been elected President and Chief Executive Officer of FSPPM.  He assumed these titles upon Ms. Notopoulos’ retirement on May 12, 2016.  Mr. Donahue joined FSP in 2001.  Prior to joining FSP, Mr. Donahue worked in the pension fund advisory business for GE Capital and AEW Capital Management.

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Eriel Anchondo has been elected Executive Vice President and Chief Operating Officer.  Mr. Anchondo joined FSP in 2015 as Senior Vice President/Operations.  Prior to joining FSP, Mr. Anchondo worked at several financial services firms, including Mercer, New York Life Investment Management and Putnam Investments.

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Leo “Toby” H. Daley has been elected Senior Vice President.  In addition, Mr. Daley has been elected Executive Vice President of FSPPM.  Mr. Daley joined FSP in 2004.  Prior to joining FSP, Mr. Daley worked at several real estate services companies, including RREEF, Cabot Industrial Trust and Leggat McCall Properties.

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Patricia A. McMullen has been elected Senior Vice President.  In addition, Ms. McMullen has been elected Executive Vice President of FSPPM.  Ms. McMullen joined FSP in 1998.  Prior to joining FSP, Ms. McMullen was employed by Boston Financial and GE Capital.

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William S. Friend has been elected Senior Vice President.  In addition, Mr. Friend has been elected Executive Vice President of FSPPM.  Mr. Friend joined FSP in 2003.  Prior to joining FSP, Mr. Friend was employed by RREEF and Cabot Industrial Trust.

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Andrew J. Klouse has been elected Senior Vice President – Finance and Assistant Treasurer.  Mr. Klouse joined FSP in 2004.  Prior to joining FSP, Mr. Klouse was employed by RREEF and Cabot Industrial Trust.

“As FSP’s original founders and other senior leadership retire, our Board of Directors has extended its succession planning to include senior leadership with proven experience from both inside and outside the Company to help lead us into the future.  Succession planning efforts are ongoing.  We are very excited about our senior management team leading FSP into 2017 and beyond, and are optimistic about the prospects for resumption of meaningful FFO profit growth as we near completion of our planned property portfolio transition later this year,” said George J. Carter.

This press release, along with other news about FSP, is available on the Internet at www.franklinstreetproperties.com. We routinely post information that may be important to investors in the Investor Relations section of our website. We encourage investors to consult that section of our website regularly for important information about us and, if they are interested in automatically receiving news and information as soon as it is posted, to sign up for E-mail Alerts.

About Franklin Street Properties Corp.

Franklin Street Properties Corp., based in Wakefield, Massachusetts, is focused on investing in institutional-quality office properties in the U.S. FSP’s strategy is to invest in select urban infill and central business district (CBD) properties, with primary emphasis on our top five markets of Atlanta, Dallas, Denver, Houston, and Minneapolis. FSP seeks value-oriented investments with an eye towards long-term growth and appreciation, as well as current income. FSP is a Maryland corporation that operates in a manner intended to qualify as a real estate investment trust (REIT) for federal income tax purposes. To learn more about FSP please visit our website at www.franklinstreetproperties.com.

Forward-Looking Statements

Statements made in this press release that state FSP’s or management’s intentions, beliefs, expectations, or predictions for the future may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This press release may also contain forward-looking statements based on current judgments and current knowledge of management, including our views as to FFO profit growth in future periods, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements. Investors are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation, economic conditions in the United States, disruptions in the debt markets, economic conditions in the markets in which we own properties, risks of a lessening of demand for the types of real estate owned by us, changes in government regulations and regulatory uncertainty, uncertainty about governmental fiscal policy, geopolitical events and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments. See the “Risk Factors” set forth in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015, as the same may be updated from time to time in subsequent filings with the United States Securities and Exchange Commission. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We will not update any of the forward-looking statements after the date of this press release to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.

For Franklin Street Properties Corp.
Georgia Touma, 877-686-9496

Source: Franklin Street Properties Corp.